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September 14, 1999

World Monitor Trust II
Prudential Securities Futures Management Inc.
One New York Plaza
13th Floor
New York, New York  10292-2013

Re:   World Monitor Trust II-Series D, Series E and Series F

Gentlemen:

We have acted as your counsel in connection with the organization of World Monitor Trust II, a Delaware business trust (the "Trust"), and the preparation and filing with the Securities and Exchange Commission ("SEC") under the Securities
Act of 1933 (the "Act") of Registration Statements on Form S-1 (Registration Nos. 333-83011, 333-83015
and 333-83017, respectively, filed with the SEC on July 16, 1999, as amended from time to time
(collectively, the "Registration Statements")) relating to the registration under the Act of $50,000,000 of Series D Interests, $50,000,000 of
Series E Interests and $50,000,000 of Series F
Interests in the Trust (the Series D Interests,
Series E Interests and Series F Interests are referred to collectively as the "Interests").

Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the First Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated as of May
15, 1999 (the "Trust Agreement"), by and among
Prudential Securities Futures Management Inc. (the
"Managing Owner"), Wilmington Trust Company (the
"Trustee") and the limited owners of the Interests
(individually, "Limited Owner" and, collectively, the "Limited Owners").

The Prospectus, Subscription Agreement,
Registration Statements and Trust Agreement, among other documents and other Agreements (as defined below), provide, in relevant part, that the debts, liabilities, obligations, claims and expenses
(collectively "Claims") incurred, contracted for or otherwise existing solely with respect to a particular Series (a "Contracting Series") shall be enforceable only against the Contracting Series and the assets of such Contracting Series (the

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"Contracting Series Assets"), as well as against
the Managing Owner and its assets, and not against
any other Series or the Trust generally or any of
their respective assets (the "Inter-Series
Limitation on Liability").  The Inter-Series
Limitation on Liability is expressly provided for
under Section 3804(a) of the Delaware Business
Trust Act, 12 Del. C. (the "DBTA").   The
Contracting Series Assets include only those funds and other assets that are paid to, held by or distributed to the Trust on account of and for the benefit of the Contracting Series, including, without limitation, funds delivered to the Trust for the purchase of Interests in a Contracting
Series.

In connection with the preparation and submission of the Registration Statements, you have requested our opinion with respect to the issue (the "Trust
Bankruptcy Issue") of whether, in a case under Title 11 of the United States Code (the "Bankruptcy
Code") in which the Trust is the debtor, a creditor or Limited Owner with respect to a particular
Series who has executed a Written Consent (as such term is defined below) would have valid legal grounds to have a court disregard the Inter-Series
Limitation on Liability such that the assets of the other Series or the Trust generally become available to satisfy the Claims or Interests of such creditor or Limited Owner.

With the exception of the Trust Bankruptcy Issue, and in rendering our opinion with respect to the Trust Bankruptcy Issue, we have relied, with your permission and without independent investigation, on the opinion of Delaware counsel to the Trust, Richards, Layton & Finger dated the date hereof and delivered to you contemporaneously herewith (the
"Richards, Layton & Finger Opinion") and described hereinbelow, as to all of the matters described therein, including the validity and enforceability
(other than as may be affected by application of federal bankruptcy law) of the Inter-Series
Limitation on Liability. We do not opine in any manner upon any of such matters or the other matters referred to in the Richards, Layton &
Finger Opinion. Our opinion is limited solely to the Trust Bankruptcy Issue.

As to factual matters material to our opinion, we have relied upon the representations and covenants in the Registration Statements and the Trust
Agreement and in the Certificate of


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1    DBTA Section 3804(a) provides that if a trust
has one or more series, then the debts of any particular series will be enforceable only against the assets of such series and not against the trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the trust, none of the debts of the trust generally or any other series thereof is enforceable against the assets of such series, provided that the trust meets certain requirements. This opinion discusses
Claims against or Interests in a particular Series in accordance with the Inter-Series Limitation on Liability and DBTA Section 3804(a). For ease of understanding, this opinion makes reference to Claims against, Interests in, or agreements with a Series and to assets of a Series. As the Trust is the only legal entity involved in the transaction, those references herein are actually references to Claims against, Interests in and agreements with the Trust, where the non-Trust party (i.e., a creditor or Interest Holder), by agreement or operation of law, has limited recourse for such Claims or Interests to specific assets of the Trust belonging or attributable to a particular Series within the Trust.

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Eleanor L. Thomas, Executive Vice President of the Managing
Owner, a copy of which Certificate is attached hereto.

In rendering the opinions set forth herein, we have examined executed originals, or certified or photostatic copies of executed originals, of the Richards, Layton & Finger Opinion, the Trust
Agreement and the Registration Statements. We have also examined such other records, documents and instruments as we have deemed necessary or appropriate to enable us to render the opinions contained herein.

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the original documents of all documents submitted to us as certified or photostatic copies and (v) the authenticity and completeness of the originals of such documents. In rendering this opinion, we have also assumed that (a) the Trust Agreement has been duly authorized, executed and delivered by each party thereto, and is the legal, valid and binding obligation of each party thereto and (b) all of the actions and transactions contemplated by the Trust
Agreement and the Registration Statements to be taken and consummated as of the date hereof will have in fact been taken and consummated as of such date.

For purposes of this opinion, we have also assumed, with your permission, that:

1. Each person and entity (including, without limitation, each Limited Owner, creditor, the Trustee and all persons or entities providing goods or services to the Trust generally, any Series or the Managing Owner on behalf of the Trust or any Series) that enters into any agreement of any type with the Trust generally, a Series or with the Managing Owner on behalf of the Trust generally or any Series, including, without limitation, any Subscription Agreement relating to the purchase and sale of Interests, brokerage agreement, escrow agreement, advisory agreement or underwriting agreement (collectively, the "Agreements"), will expressly consent in writing (a "Written Consent") to (i) the Inter-Series Limitation on Liability with respect to such person's or entity's Claims or Interests, (ii) the subordination of such person's or entity's Claims against or Interests in the Trust generally or any Series or their respective assets, other than (a) Interests in the Contracting
Series that such person or entity purchased pursuant to a Subscription Agreement or similar agreement or (b) contractual Claims against the Trust where recourse for the payment of such Claims has by agreement been limited to the assets of a Contracting Series, to all other Claims against and Interests in the Trust generally or any Series or their respective assets, as the case may be and
(iii) if the Claims of such person or entity against a Contracting Series are secured in whole or in part, the waiver of any right to have any deficiency Claims, in the event such security is inadequate to satisfy such Claims, treated as an unsecured Claim against the Trust generally or any other Series under section 1111(b) of the Bankruptcy Code. Each Written Consent may be contained within the agreement or contract between the Trust and such creditor or Limited Owner. The terms of the Written Consents are disclosed in the Agreements and other

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2    Where the context so requires, references
herein to the "Trust generally" refer to Claims against the Trust where the claimant has no direct recourse to the assets of any Contracting Series.

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operative documents relating
to the Trust, including, without limitation, the Prospectus, which is a part of each Registration
Statement, and the Trust Agreement.

2. The Trust will observe and comply with the requirements of Section 3804(a) of the DBTA so as to be entitled under applicable state law to the Inter-Series Limitation on Liability.

3. If the Trust and each of the Series were viewed as separate legal entities, they would conduct their affairs in such a manner that a court would not have valid legal grounds to substantively consolidate the assets and liabilities of the entities with one another. Substantive consolidation is an equitable remedy whereby the assets of and claims against two or more entities are pooled together. The assets and liabilities are then treated as if held and incurred by one entity. Specifically: (i) the assets of each Series and the Trust will be held and accounted for separately and will not be commingled with the assets of another Series or the Trust generally, as the case may be, (ii) each Series and the Trust generally will maintain separate and distinct books and records, (iii) the notice of the limitation on liabilities of a Series provided in Section 3804(a) of the DBTA is continuously set forth in the Certificate of Trust, (iv) the Trust Agreement continuously provides for the matters described in clauses (i), (ii) and (iii) of this paragraph, (v) each Series and the Trust generally will document their respective transactions with third parties, including, without limitation, the Limited Owners, in a manner which makes clear that only the specific Series or the Trust generally, as the case may be, is liable for the obligations incurred and is receiving the benefits with respect to such transactions, provided that any person or entity contracting with the Trust will agree by Written
Consent to, inter alia, look solely to the assets of a particular Series for repayment of any Claims and not to the assets of the Trust generally, (vi) shared overhead or other costs, if any, will be allocated among the Series by the Trust fairly and reasonably, (vii) each Series and the Trust generally will use its own separate stationery and other business forms, or if such stationery and forms used are those of the Trust, they will make clear that they are being used on behalf of a specific Series or the Trust generally, (viii) when the Managing Owner communicates on behalf of a particular Series or the Trust generally, the Managing Owner will make clear in any such communication that it is communicating on behalf of such specific Series or the Trust generally and not on behalf of any other Series or the Trust generally, as the case may be, (ix) when the Managing Owner acts on behalf of a particular
Series or the Trust generally, the Managing Owner will act in the best interests of such Series or the Trust generally and not in a manner detrimental to any other Series or the Trust generally, as the case may be, (x) each of the Series and the Trust generally will be solvent and adequately capitalized upon its formation and intends to remain adequately capitalized during its respective existence, (xi) neither the assets nor the creditworthiness of a specific Series or the Trust generally will be held out as being available for the payment of any liability of another Series or the Trust generally, as the case may be, (xii) none of the Series or the Trust generally will be contractually liable for the obligations to a person or entity of another Series or the Trust generally, provided that any person or entity contracting with the Trust will agree by Written
Consent to, inter alia, look solely to the assets of a particular Series for repayment of any Claims and not to the assets of another Series or the Trust generally, (xiii) each of the Series and the Trust generally will not pledge its assets for the benefit of another Series or the Trust generally, as the case may be, and will not make loans or advances to another Series or the Trust generally, as the case may be, (xiv) each of the Series and the Trust generally will be able to maintain its existence even if the other Series do not exist,
(xv) any known misunderstandings regarding the Inter-Series Limitation on Liability and the separateness of the assets and liabilities of each Series and the Trust generally will be corrected,
(xvi) each of the Series and the Trust generally

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will not transact business with one another and
(xvii) any financial statements of the Trust which consolidate the financial information of the Series will disclose the existence of the Inter-Series
Limitation on Liability and disclose that the assets of one Series or the Trust generally are not available to pay creditors or the Limited Owners in another Series or the Trust generally, as the case may be.

4.  All natural persons involved in the
transactions contemplated herein have sufficient legal capacity to enter into and perform their respective obligations under the relevant documents, including, without limitation, the
Written Consents, and to carry out their roles in the transactions.

5. Each party to the transactions contemplated herein has satisfied all legal requirements that are applicable to it to the extent necessary to make the documents to which it is a party enforceable against it.

6. There has not been and will not be any fraud, duress or undue influence affecting the transactions, or any other legal ground, which would result in the unenforceability of the Written
Consents.

7. Creditors and Limited Owners with Claims against or Interests in a Contracting Series, as the case may be, have relied and will continue to rely on the Inter-Series Limitation on Liability when providing goods and services to or acquiring an Interest in such Contracting Series.

8. At any relevant point in time, there will be creditors and Limited Owners with material Claims against or Interests in a Contracting Series who would be prejudiced by the disregard of the Inter-
Series Limitation on Liability.

9. Any court ruling upon the issues which are the subject of this opinion will fairly analyze existing case law after hearing a competent presentation and argument of the relevant facts and law.

                Law and Conclusions

Unless Congress specifically declares otherwise by statute, parties' rights against a debtor's bankruptcy estate are governed by state law. In
Butner v. United States, 440 U.S. 48 (1979), the
Supreme Court noted that Congress has generally left the determination of property rights in the assets of a debtor's estate to state law.
Accordingly, property interests are created by and defined by state law. Id. at 54-55.

The Written Consents will be set forth in the Agreements that will be executed and delivered by all of the persons and entities that enter into such Agreements with the Trust, a Contracting
Series or with the Managing Owner on behalf of the Trust or any Series. Under the terms of the Written Consents, such persons and entities will expressly consent to (a) the Inter-Series
Limitation on Liability, (b) the subordination of such parties' Claims or Interests (other than Claims against and Interests in the Trust, recourse against which is limited to the assets of a Contracting Series) (the "Subordination Clause") and (c) the waiver of the right to have any deficiency Claim (i.e., the excess of the amount of a Claim over the value of any security held for that Claim) treated as an unsecured Claim against the Trust or any Series (other than a Contracting
Series) under section 1111(b) of the Bankruptcy
Code.

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Based upon the Richards, Layton & Finger Opinion,
the Subordination Clause contained in the Written
Consent would be enforceable and would govern the rights of the parties under Delaware law, and we have assumed that the Subordination Clause contained in the Written Consent would be enforceable and govern the rights of the parties under other state laws generally. The
Subordination Clause subordinates the Claims and Interests of creditors and the Limited Owners against the Series and the Trust, as the case may be, in a manner that supports and enforces the Inter-Series Limitation on Liability. Enforcement of the Subordination Clause is tantamount to the enforcement of the Inter-Series Limitation on Liability.

Section 510(a) of the Bankruptcy Code provides that a "subordination agreement is enforceable in a case under this title to the same extent that such agreement is enforceable under applicable nonbankruptcy law." 11 U.S.C. S510(a). As set forth in the legislative history, section 510(a) requires the court to enforce subordination agreements. House Report No. 95-595, 95th Cong.,
1st Sess. 359 (1977); Senate Report No. 95-989,
95th Cong., 2d Sess. 74 (1978).

The courts have routinely upheld subordination agreements generally. See, e.g., First Fidelity
Bank, N.A., New Jersey v. Midlantic National Bank
(In re Ionosphere Clubs, Inc.), 134 B.R. 528, 533
(Bankr. S.D.N.Y. 1991) (since the enactment of section 510(a), enforcement of subordination provisions is no longer solely an application of the court's equitable powers; it is mandated by statute); Mihalko v. Continental Bank and Trust Co.
(In re Mihalko), 87 B.R. 357, 364 (Bankr. E.D. Pa.
1988) ("prepetition subordination agreements have long been enforceable in bankruptcy.").

The rights and obligations of the Limited Owners and the creditors of the Trust arise from their respective written agreements with the Trust and applicable state law. Such agreements include the Agreements and the Written Consents incorporated therein, which limit and govern the parties' rights under state law, as discussed above. The Written
Consents also include the Subordination Clause.
The Subordination Clause appears consistent with
section 510(a) of the Bankruptcy Code and the case law interpreting that section.

Absent some overriding public policy or contrary provision of the Bankruptcy Code, under the circumstances described herein (including, without limitation, the assumed validity and enforceability of Section 3804(a) of the DBTA), and assuming that each potential Limited Owner and creditor of the Trust executes an Agreement that contains a Written
Consent, and recognizing that no court has passed on the Trust Bankruptcy Issue and, accordingly, there is no controlling precedent that exists with respect to the precise facts described herein, in our view, a court having jurisdiction over the Trust's bankruptcy would have the requisite authority to enforce the Written Consents and the Inter-Series Limitation on Liability in accordance with the parties' rights under state law and that such enforcement would not be inequitable.

                     Opinion

Thus, relying on the facts, assurances, assumptions and discussion set forth herein, and, in particular, the discussion in the immediately preceding paragraph, and on the Certificate and subject to the limitations and qualifications set forth herein, and based on the law as it currently exists, recognizing that there is no reported case law (i.e., no controlling precedent) on this point with respect to the facts set forth herein, although the matter cannot be free from doubt, we are of the opinion that in a case under the Bankruptcy Code in which the Trust is the debtor, a court would not disregard the Inter-Series
Limitation on Liability such that the assets of the other

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Series or the Trust generally become
available to satisfy the Claims or Interests of creditors or Limited Owners based on a request for that relief by a creditor or Limited Owner with respect to a Contracting Series who has executed and delivered a Written Consent.

The foregoing opinion is subject to the following exceptions, qualifications and limitations:

In rendering the foregoing opinion, we have assumed that enforcement of the Inter-Series Limitation on Liability does not violate any provisions of any law or public policy of any relevant jurisdiction, provided that for purposes of this opinion we have opined, to the extent and based on the facts and assumptions set forth herein, that a court would not have valid legal grounds to conclude that enforcement of the Inter-Series Limitation on Liability violates federal bankruptcy law.

This opinion is limited solely to federal bankruptcy law and, to the extent that we have relied on the Richards, Layton & Finger Opinion, to the law of the State of Delaware. We express no opinion as to any other laws or the laws of any other jurisdiction.

This opinion should be interpreted in accordance with the Special Report by the TriBar Opinion
Committee, Opinions in the Bankruptcy
Context:  Rating Agency, Structured Financing and
Chapter 11 Transactions, 46 Bus. Law 718 (1991).

This opinion is rendered for the benefit of the Limited Owners, the Trust and the Managing Owner, provided that each such party (except the Trust) has duly and validly entered into all agreements required of them which are cited and relied upon in this opinion. This opinion may not be relied upon by any other person, firm or entity for any purpose. This opinion may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced, in whole or in part, or otherwise referred to, nor may this opinion be filed with or furnished to any governmental agency or other person or entity, without our prior written consent; provided, however, the Trust and the Managing Owner may include a summary of this opinion acceptable to us in its Registration
Statements and we hereby consent to the use of this opinion as an exhibit to the Registration
Statements.

The opinions set forth herein are limited to laws as currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion after the date hereof.

Very truly yours,
ROSENMAN & COLIN LLP

By: /s/ Jeff J. Friedman
   A Partner

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                OFFICER'S CERTIFICATE

The undersigned, Eleanor L. Thomas, hereby certifies as follows:

1.  She is Executive Vice President of Prudential
Securities Futures Management Inc., a Delaware corporation ("PSFMI"). She is duly authorized to execute and deliver this officer's certificate (the
"Certificate") on behalf of PSFMI. PSFMI is the managing owner of the World Monitor Trust II, a Delaware business trust (the "Trust").

2. This Certificate is executed and delivered with the intention that it be relied upon by Rosenman &
Colin LLP ("Rosenman") in connection with the issuance by Rosenman of the attached legal opinion
(the "Opinion") to be delivered on the date hereof by Rosenman to the Trust and PSFMI, which Opinion addresses certain issues relating to "substantive consolidation" under federal bankruptcy law and the limitation on liability of various series (the
"Series") of the Trust in the event that the Trust is a debtor in a case under title 11 of the United
States Code.

3. The undersigned is fully familiar with the Trust, the Series and the transactions relating to the Trust and the Series (the "Transactions") and the documents and other factual matters and assumptions described in the Opinion, and has made such investigations and inquiries, including, without limitation, of personnel and employees or other representatives of the Trust, the Series and PSFMI having familiarity with the Trust and the Transactions and such documents and such factual matters, as may be necessary to enable the undersigned to execute and deliver this Certificate.

4. The undersigned has carefully reviewed the Opinion and, with respect to the factual matters and assumptions set forth therein in the paragraphs preceding the discussion section of the Opinion entitled "Law and Conclusions", hereby certifies that (i) each factual statement contained therein relating to the Trust, the Series and PSFMI is, to the best of her knowledge after due inquiry, and to the extent such factual statements relate to future conduct, will be, true and correct and does not fail to state a material fact the omission of which makes the statement as it appears incomplete or misleading and (ii) with respect to factual statements contained therein that relate to parties to the Transactions discussed other than the Trust, the Series and PSFMI, while the undersigned expressly disclaims any certification hereby as to the truth, correctness or completeness of such other statements, based on the undersigned's participation in the subject Transactions, the undersigned does not have actual knowledge that the statements contained therein relating to parties other than the Trust, the Series and PSFMI are untrue, incorrect or incomplete so as to be misleading and such statements are believed to be true.

IN WITNESS WHEREOF, I have executed this
Certificate as of the 14th day of September, 1999.


                  By:  /s/ Eleanor L. Thomas
                     ------------------------
                     Name:   Eleanor L. Thomas
                     Title:   Executive Vice President